UNAUDITED RECONCILIATION TO U.S. GAAP – DATAKOM GMBH

Datakom’s financial statements were originally based on the accounting and valuation principles of the German Commercial Code (HGB) for small-sized companies (“German GAAP”). These principles differ in certain respects from generally accepted accounting principles in the United States (“U.S. GAAP”).  As Intelligentias, Inc. is a U.S. reporting entity, the financial statements are required to be audited in accordance with U.S. GAAP.  The effects of the application of U.S. GAAP to the audited balance sheet and the audited statement of operations are set out in the tables below:

ASSETS	December 31, 2006, reported in German GAAP (UNAUDITED)	US GAAP Adjustments (UNAUDITED)		December 31, 2006

Cash and cash equivalents	$583,150			$583,150
Accounts receivable - trade	701,080			701,080
Other receivables	157,427			157,427
Income tax receivable	246,292			246,292
Unbilled fees and costs	-	420,208	A	420,208
Inventories	302,985	(259,485)	B	43,500
Other assets	196,882			196,882
Total current assets	2,187,816	160,723		2,348,539

Fixed assets (net of accumulated depreciation of $1,803,544 and $1,760,904, respectively)	200,057			200,057
Other long term assets	18,427			18,427
Deposits	757,853			757,853
Restricted long-term investments	2,376,626	143,781	C	2,520,407

TOTAL ASSETS	$5,540,779	304,504		$5,845,283

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable	$891,600			$891,600
Accrued expenses	833,144			833,144
Short-term borrowings	643,170			643,170
Income taxes payable	120,766			120,766
Deferred revenue	277,173	152,847	A	430,020
Total current liabilities	2,765,853	152,847	A	2,918,700

Accrued pension liability	1,571,705	476,935	D	2,048,640
TOTAL LIABILITIES	4,337,558	629,782		4,967,340

STOCKHOLDERS’ EQUITY
Common stock	278,572			278,572
Accumulated equity	831,373	(325,278)		506,095
Accumulated other comprehensive income	93,276			93,276
Total stockholders’ equity	1,203,221	(325,278)		877,943

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,540,779	304,504		$5,845,283

A - Adjust revenue recognition on software sales agreements

B - Adjust inventories for revenue recognition on software agreements

C - Adjust marketable securities based upon available for sale status

D - Adjust pension liability to conform with US GAAP requirements

UNAUDITED RECONCILIATIONS TO U.S. GAAP FOR DATAKOM GMBH

	For the year ended December 31,
		2006, reported in German GAAP (UNAUDITED)		Adjustment to US GAAP (UNAUDITED)		2006

Revenues		$7,147,023				$7,147,023

Costs and expenses
Direct cost of revenues		3,703,516		149,007	A	3,852,523
Selling, general and administrative		3,470,673		(319,394)	B	3,151,279
Depreciation and amortization		135,783				135,783
Total costs and expenses		7,309,972		(170,387)		7,139,585

Operating income (loss)		(162,949)		170,387		7,438

Other income (expense)
Investment income (loss)		78,031		(151,738)	C	(73,707)
Interest expense		(24,120)				(24,120)

Income (loss) before income tax provision (benefit)		(109,038)		18,649		(90,389)

Income tax provision (benefit)						--

Net income (loss)		(109,038)		18,649		(90,389)
Foreign currency translation adjustment						94,209
Unrealized gain on investments						77,933
Total comprehensive income (loss)	$		$			$81,753

A - To recognize revenue, and the related costs on incomplete software agreements that the Company has with its customers.

B - To recognize the net (gains)/losses on marketable securities to conform with US GAAP requirements.

C - To recognize the investment losses associated with the market value of the Company’s pension plan.

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